Exhibit 23.8

Canaan Inc.

30/F, Dicara Silver Tower

29 Jiefang East Road

Jianggan District, Hangzhou, 310016

People’s Republic of China

October 28, 2019

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 (the “Registration Statement”) of Canaan Inc. (the “Company”), and any amendments thereto, as a person about to become a director of the Company and agree that following the effectiveness of the Registration Statement and commencing at the time the Securities and Exchange Commission declares the registration statement on Form 8-A under Section 12(b) of the Securities Exchange Act of 1934, as amended, effective, I will serve as a member of the board of directors of the Company.

[Signature page to follow]

Sincerely yours,

/s/ Mei Luo
Name: Mei Luo